EXHIBIT 99.1

FOR IMMEDIATE RELEASE
NMI Holdings, Inc. Reduces Interest Rate and Extends Maturity of Term Loan

EMERYVILLE, Calif., Feb. 10, 2017 -- NMI Holdings, Inc., (Nasdaq: NMIH) announced today that it has amended its existing Term Loan B, originated in November 2015, to reduce the interest rate and extend its maturity date. The interest rate for Libor-based loans was reduced from Libor plus 7.50% to Libor plus 6.75%. The maturity of the loan was extended from Nov. 10, 2018 to Nov. 10, 2019. Other minor provisions of the Lender Agreement were modified pursuant to the amendment. The remaining principal balance of the loan as of Dec. 31, 2016 was approximately $148 million.

About NMI Holdings
NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417

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